Exhibit 16.1


                           CHISHOLM, BIERWOLF & NILSON

                          Certified Public Accountants

A Limited Liability         533 W. 2600 S., Suite 250      Office (801) 292-8756
   Partnership               Bountiful, Utah 84010            Fax (801) 292-8809







February 5, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen

We have read Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated January 3, 2007 of Advanced Technologies, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm, except that the firm was not provided with a copy of Advanced Technologies, Inc 8-K prior to its filing with the SEC, nor asked to provide this letter prior to February 2, 2007.

Yours truly,


/s/ Chisholm, Bierwolf & Nilson

CHISHOLM , BIERWOLF & NILSON